EXHIBIT 99.1
Liberty Global Acquires Controlling Stake in Austar
Denver, Colorado — December 14, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has increased its ownership of Austar United Communications Limited (“Austar”) from approximately 34% to approximately 53% (51% on a fully diluted basis). The additional interest, which represents 224 million shares of Austar, was purchased for A$1.00 per share. In addition, the Company received from the sellers a fee of A$10 million.
Liberty Global acquired the interest from private equity funds associated with Castle Harlan Inc. (“CHI”), former partners in Austar’s controlling shareholder, United Austar Partners (“UAP”). In addition, a fund associated with CHAMP Private Equity (“CHAMP”), another former partner in UAP, and CHI announced that they sold approximately 298 million Austar shares in a block trade for A$1.15 a share for CHAMP and US$0.87 a share for CHI.
The closing sale price for the Austar shares on the Australian Stock Exchange on Tuesday, December 13, 2005, the day before the transaction was announced, was A$1.22.
Liberty Global has been advised that the Austar shares being sold by CHAMP and CHI in the block trade have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than NTL Ireland which, at September 30, 2005, we consolidated but did not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
(303) 220-6693	(303) 220-6678

Iván Nash	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 97 38	+31 20 778 9447